Exhibit 99.1

Imperial Oil Limited
237 — 4th Avenue S.W.
Calgary, AB T2P 0H6	News Release
Imperial Oil announces 2006 financial and operating results
Calgary, February 1, 2007 — Imperial Oil today announced net income for 2006 of $3,044 million (or $3.11 per share). This was the highest net income in the company’s history, surpassing the previous record of $2,600 million (or $2.53 a share) in 2005. Fourth quarter earnings were
$794 million, (or $0.83 a share) in 2006, compared with $1,016 million (or $1.00 a share) in the fourth quarter of 2005.
In 2006, higher realizations for Cold Lake heavy oil and conventional crude oil, and stronger refining, marketing and petrochemical margins contributed positively to earnings when compared to 2005. Also positive to earnings were higher benefits from resolution of tax matters and the impact of tax rate changes, and lower share-based compensation expenses. Partially offsetting these positive factors was the impact of a stronger Canadian dollar, lower natural gas realizations, lower gains on asset divestments and higher planned refinery maintenance and capital project effects.
Capital and exploration expenditures were $341 million in the fourth quarter and $1,209 million for the year, compared with $402 million and $1,475 million respectively in 2005. In 2006, Imperial repurchased more than 45.5 million shares for $1,818 million. The company’s balance of cash and marketable securities at the end of 2006 was $2,158 million, versus $1,661 million at the end of 2005.
“The year saw record production at Cold Lake, increased total crude oil production and progress on a number of large-scale investments” said Tim Hearn, the company’s chairman, president and chief executive officer. “In addition, solid operations and a strong price environment helped yield record earnings in 2006, enabling more than $2.1 billion to be returned to shareholders in the form of share repurchases and dividends,” Hearn added.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas and is also the country’s largest refiner and marketer of petroleum products, sold primarily under the Esso and Mobil brand names through a coast-to-coast supply network that includes close to 2,000 retail outlets.

For further information:
Investor relations	Media relations
Dee Brandes	Richard O’Farrell
(403) 237-4537	(403) 237-2710

Q4 Highlights/Items of interest
Record production at Cold Lake
Production at Cold Lake, the company’s wholly-owned heavy oil project, averaged a record 152,000 barrels a day during 2006. This surpasses the previous record annual average production of 139,000 barrels a day that was set in 2005. The increase was due to the cyclic nature of production at Cold Lake and additional volumes from the ongoing development drilling program.
Progress on Kearl oil sands project
Public hearings by a joint provincial-federal panel were started and completed during the fourth quarter on the Kearl oil sands project, a proposed 300,000 barrel a day oil sands mining project located northeast of Fort McMurray. Imperial holds about a 70-percent share in the proposed project and would act as operator. ExxonMobil Canada holds the remaining share. The regulatory decision is expected early this year.

IMPERIAL OIL LIMITED
FINANCIAL HIGHLIGHTS (unaudited)

			Twelve months
	Fourth quarter		to December 31
	2006	2005	2006	2005

Net income (U.S. GAAP, millions of dollars)
Natural resources	608	671	2,376	2,008
Petroleum products	214	263	624	694
Chemicals	35	32	143	121
Corporate and other	(63)	50	(99)	(223)

Net income (U.S. GAAP)	794	1,016	3,044	2,600

Cash flow from operating activities	1,059	1,296	3,587	3,451
Capital and exploration expenditures	341	402	1,209	1,475

Per-share information (dollars) (a)
Net income — basic	0.83	1.00	3.12	2.54
Net income — diluted	0.83	1.00	3.11	2.53
Dividends	0.08	0.08	0.32	0.31

Share prices — close at December 31
Toronto Stock Exchange (Canadian dollars)			42.93	38.47
American Stock Exchange (U.S. dollars)			36.83	33.20

(a)	Reflects the three-for-one share split
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OPERATING RESULTS
The company’s net income for the fourth quarter was $794 million or $0.83 a share on a diluted basis, compared with $1,016 million or $1.00 a share for the same quarter of 2005. Net income for the year of 2006 of $3,044 million or $3.11 a share on a diluted basis was the best on record, exceeding the previous record achieved in 2005 of $2,600 million or $2.53 a share.
Earnings in the fourth quarter were lower than the same period of 2005 due mainly to lower natural gas and crude oil realizations of about $200 million and lower refining and marketing margins of about $140 million. The lower earnings were also due to lower gains from asset divestments of about $130 million, higher share-based compensation expenses of about $110 million, and the negative impact of a stronger Canadian dollar of about $40 million. These factors were partially offset by higher realizations for Cold Lake heavy oil of about $100 million and lower energy and other operating costs of about $80 million. Higher benefits from resolution of tax matters and lower tax rates also positively impacted earnings in the fourth quarter by about $210 million.
For the year of 2006, higher realizations for Cold Lake heavy oil and conventional crude oil contributed about $640 million and stronger refining, marketing and petrochemical margins about $60 million to earnings when compared to 2005. Also positive to earnings were higher benefits from resolution of tax matters and the impact of tax rate changes of about $340 million and lower share-based compensation expenses of about $105 million. Partially offsetting these positive factors were the impacts of a stronger Canadian dollar of about $275 million, lower natural gas realizations of about $150 million, lower gains on asset divestments of about $130

1

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
million, higher planned refinery maintenance and capital project effects of about $100 million and a heavier mix of resources volumes of about $60 million.
Natural resources
Net income from natural resources in the fourth quarter was $608 million, versus $671 million in 2005. Earnings decreased primarily due to lower natural gas and crude oil realizations of about $200 million and the negative impact of a stronger Canadian dollar of about $35 million. These factors were partially offset by higher realizations for Cold Lake heavy oil of about $100 million and lower energy costs of about $60 million. Higher production at Syncrude in the quarter was essentially offset by higher royalties for Cold Lake heavy oil production and lower conventional crude oil and natural gas liquids (NGL) volumes. Tax expense was lower by about $135 million due primarily to higher benefits from resolution of tax matters and lower tax rates. Gains from asset divestments were $32 million in the quarter compared to $163 million in fourth quarter 2005.
Net income for the year of 2006, the best on record, was $2,376 million, up $368 million from the previous record set last year. Cold Lake heavy oil and conventional crude oil realizations were stronger by about $640 million compared to 2005. These positive items were partially offset by lower natural gas realizations of about $150 million and the negative impact of a higher Canadian dollar of about $200 million. The impact of natural resources volumes was unfavourable by about $60 million due to mix effects with lower conventional crude oil volumes being partially offset by higher Syncrude volumes. Higher production at Cold Lake was essentially offset by higher royalties. Tax expense in 2006 was lower by about $290 million primarily from reductions in federal and Alberta tax rates and higher benefits from resolution of tax matters. Gains from asset divestments were lower by about $130 million compared to 2005.
Brent crude oil prices in U.S. dollars averaged five percent higher in the fourth quarter and 19 percent higher for the year compared with the same periods last year. However, mainly because of a stronger Canadian dollar, the company’s realizations for conventional crude oil were about nine percent lower in the fourth quarter and averaged about six percent higher for the year compared with the same periods last year. Average realizations for Cold Lake heavy oil were higher by 40 percent in the fourth quarter of 2006 primarily reflecting a narrowing price spread between light crude oil and Cold Lake heavy oil. The narrowing price spread, together with increases in light crude oil prices, contributed to the over 40 percent increase in average realizations for Cold Lake heavy oil for the year.
Realizations for natural gas averaged $6.68 a thousand cubic feet in the fourth quarter, down from $12.35 a thousand cubic feet in the same quarter last year. For the full year, realizations for natural gas averaged $7.24 a thousand cubic feet in 2006, down from $9.00 a thousand cubic feet in the same period of 2005.
Total gross production of crude oil and NGLs in the fourth quarter was 267 thousand barrels a day, the same as in the fourth quarter of 2005. For the year, total gross production of crude oil and NGLs averaged 272 thousand barrels a day, compared with 261 thousand barrels in 2005.
Gross production of Cold Lake heavy oil averaged 142 thousand barrels a day during the fourth quarter versus 144 thousand barrels in the same quarter last year. For the year, gross production was a record 152 thousand barrels a day this year, surpassing the previous record of 139

2

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
thousand barrels in 2005. Higher production was due to the cyclic nature of production at Cold Lake and increased volumes from the ongoing development drilling program.
The company’s share of Syncrude’s gross production was 76 thousand barrels a day in the fourth quarter compared with 56 thousand barrels during the same period a year ago. Volumes from the new coker unit at the Stage 3 expansion project were partially offset by lower production from base operations due to unplanned maintenance of an existing coker unit. During 2006, the company’s share of gross production from Syncrude averaged 65 thousand barrels a day, up from 53 thousand barrels in 2005. Higher production was primarily due to lower maintenance activities in 2006 and volumes from the new coker unit.
In the fourth quarter and full year, gross production of conventional crude oil averaged 29 and 31 thousand barrels a day respectively, compared with 37 and 38 thousand barrels during the corresponding periods in 2005. The impact of divested producing properties and the natural reservoir decline in the Western Canadian Basin were the main reasons for the reduced production.
Gross production of NGLs available for sale was 20 thousand barrels a day in the fourth quarter, down from 30 thousand barrels a day in the same quarter last year. During 2006, gross production of NGLs available for sale decreased to 24 thousand barrels a day, from 31 thousand barrels in 2005. Lower production in both periods was due mainly to declining NGL content of Wizard Lake gas production.
Gross production of natural gas during the fourth quarter of 2006 decreased to 529 million cubic feet a day from 579 million cubic feet in the same period last year. In the year, gross production was 556 million cubic feet a day, down from 580 million in 2005. Lower production volumes were primarily due to natural decline in the Western Canadian Basin.
In the quarter, the company realized a gain of $32 million primarily from selling its interests in the Sunset Prairie producing property in Alberta for net proceeds of about $46 million. Production of the company’s share of the Sunset Prairie property averaged about one thousand oil-equivalent barrels a day in 2005.
In November, the company announced plans to enter into a management services agreement with Syncrude Canada Ltd., the operating company for the Syncrude joint venture. The company has a final checkpoint in the second quarter of 2007 to confirm or cancel the agreement following completion of an opportunity assessment study.
Regulatory hearings by the Joint Review Panel on the Kearl oil sands project were completed in November and a decision is expected in early 2007. The company’s current efforts are focused on design optimization to improve project economics and reduce project execution risk. Once this work is completed and a regulatory decision is received, project timing will be determined.
Public hearings by the Joint Review Panel on the Mackenzie Gas project have been extended into 2007. In view of significant cost pressures on the project, the project proponents are continuing to pursue cost reduction opportunities in all areas of the project and the cost estimate for the project will continue to be refined.

3

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
A wildcat exploration well is currently being drilled with co-venturers in Orphan Basin off the East Coast of Newfoundland. Two more exploration wells are planned for 2007 and 2008.
Petroleum products
Net income from petroleum products was $214 million in the fourth quarter of 2006, compared with $263 million in the same period a year ago. Lower earnings were mainly due to weaker refining and marketing margins, partially offset by positive resolution of tax matters of about $80 million.
Full year net income was $624 million versus $694 million in 2005. Earnings were negatively impacted by higher planned refinery maintenance and ultra-low sulphur diesel project activities, which impacted both refinery utilization and expenses by a total of about $100 million versus the prior year. Lower product sales volumes during the year were primarily a result of lower refinery production and had limited impact on earnings, as the reduction was primarily in lower margin refining and marketing sales channels. Earnings were also negatively impacted by a stronger Canadian dollar of about $65 million. These factors were partially offset by the net positive effect of resolution of tax matters and the impact of the tax rate change, totalling about $55 million, and stronger refining and marketing margins.
Chemicals
Net income from chemicals was $35 million in the fourth quarter, slightly higher than $32 million than the same period last year. Full year net income was $143 million, the best on record and up $22 million from the same period in 2005. Improved industry margins for polyethylene and intermediate products were the main contributors to the higher annual earnings.
Corporate and other
Net income from corporate and other at negative $63 million in the fourth quarter compared with positive $50 million in the same period of 2005. Lower earnings were due mainly to higher share-based compensation charges. Full year net income was negative $99 million versus negative $223 million last year. Favourable earnings effects were due mainly to lower share-based compensation expenses.
LIQUIDITY AND CAPITAL RESOURCES
Cash flow from operating activities was $1,059 million during the fourth quarter of 2006 compared to $1,296 million in the same period last year. Lower cash flow was due primarily to lower net income and the timing of income tax payments partially offset by lower overall working capital balances. Cash flow from operating activities was $3,587 million in 2006, versus $3,451 million in 2005. Increases in cash flow in the full year of 2006 were driven primarily by higher net income and lower overall working capital balances.
Capital and exploration expenditures were $341 million in the fourth quarter, down from $402 million during the same quarter of 2005, and $1,209 million in the year of 2006, versus $1,475 million in the same period a year ago. For the resources segment, capital and exploration expenditures were used mainly at Syncrude and Cold Lake to maintain and expand production capacity. The petroleum products segment’s capital expenditures were mainly on projects to improve operating efficiency, reduce the sulphur content of diesel fuel and upgrade the network of Esso retail outlets.

4

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
Cash dividends of $315 million were paid in 2006 compared to $317 million in 2005. Per-share dividends paid in 2006 totaled $0.32, up from $0.31 in the same period last year.
The above factors led to an increase in the company’s balance of cash and marketable securities to $2,158 million at December 31, 2006, from $1,661 million at the end of 2005.
RECENTLY ISSUED ACCOUNTING STANDARDS
Accounting for uncertainty in income taxes
In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. FIN 48 is an interpretation of FASB Statement No. 109 “Accounting for Income Taxes” and must be adopted by the company no later than January 1, 2007. The interpretation prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements uncertain tax positions that the company has taken or expects to take in its tax returns. The new standard requires that a tax benefit be recognized in the books only if it is more likely than not that a tax position will be sustained. Otherwise, a liability will need to be recorded to reflect the difference between the as-filed tax basis and the book tax basis. The new standard does not allow a restatement of the comparative prior periods. The company is evaluating the impact of adopting FIN 48.
This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

5

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME			Twelve months
(U.S. GAAP, unaudited)	Fourth quarter		to December 31
millions of Canadian dollars	2006	2005	2006	2005

REVENUES AND OTHER INCOME
Operating revenues (a)(b)	5,503	7,464	24,505	27,797
Investment and other income (6)	128	279	283	417

TOTAL REVENUES AND OTHER INCOME	5,631	7,743	24,788	28,214

EXPENSES
Exploration	14	6	32	43
Purchases of crude oil and products (b)	2,959	4,423	13,793	17,168
Production and manufacturing (7)	827	921	3,446	3,327
Selling and general (7)	393	299	1,284	1,577
Federal excise tax (a)	320	312	1,274	1,278
Depreciation and depletion	204	223	831	895
Financing costs (8)	18	—	28	8

TOTAL EXPENSES	4,735	6,184	20,688	24,296

INCOME BEFORE INCOME TAXES	896	1,559	4,100	3,918
INCOME TAXES	102	543	1,056	1,318

NET INCOME (5)	794	1,016	3,044	2,600

NET INCOME PER COMMON SHARE — BASIC (dollars) (11)	0.83	1.00	3.12	2.54
NET INCOME PER COMMON SHARE — DILUTED (dollars) (11)	0.83	1.00	3.11	2.53
DIVIDENDS PER COMMON SHARE (dollars) (11)	0.08	0.08	0.32	0.31

(a) Federal excise tax included in operating revenues	320	312	1,274	1,278

(b) Amounts included in operating revenues for purchase / sale contracts with the same counterparty. Associated costs are included in “purchases of crude oil and products” resulting in no impact to net income. (4)	—	1,388	—	4,894

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. GAAP, unaudited)			Twelve months
inflow/(outflow)	Fourth quarter		to December 31
millions of Canadian dollars	2006	2005	2006	2005

OPERATING ACTIVITIES
Net income	794	1,016	3,044	2,600
Adjustment for non-cash items:
Depreciation and depletion	204	223	831	895
(Gain)/loss on asset sales, after income tax (6)	(35)	(171)	(96)	(233)
Deferred income taxes and other	237	197	254	(116)
Changes in operating assets and liabilities:
Accounts receivable	(89)	37	203	(414)
Inventories and prepaids	166	324	(97)	(67)
Income taxes payable	(214)	78	(225)	304
Accounts payable	11	(383)	(86)	644
All other items — net (a)	(15)	(25)	(241)	(162)

CASH FROM (USED IN) OPERATING ACTIVITIES	1,059	1,296	3,587	3,451

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(327)	(396)	(1,177)	(1,432)
Proceeds from asset sales	58	326	212	440

CASH FROM (USED IN) INVESTING ACTIVITIES	(269)	(70)	(965)	(992)

FINANCING ACTIVITIES
Short term debt — net	—	—	72	18
Repayment of long-term debt	(2)	—	(74)	(21)
Issuance of common shares under stock option plan	3	9	10	38
Common shares purchased (11)	(413)	(428)	(1,818)	(1,795)
Dividends paid	(77)	(81)	(315)	(317)

CASH FROM (USED IN) FINANCING ACTIVITIES	(489)	(500)	(2,125)	(2,077)

INCREASE (DECREASE) IN CASH	301	726	497	382
CASH AT BEGINNING OF PERIOD	1,857	935	1,661	1,279

CASH AT END OF PERIOD	2,158	1,661	2,158	1,661

(a) Includes contribution to registered pension plans	(26)	(4)	(395)	(350)

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET	As at	As at
(U.S. GAAP, unaudited)	Dec.31	Dec.31
millions of Canadian dollars	2006	2005

ASSETS
Current assets
Cash	2,158	1,661
Accounts receivable,
less estimated doubtful accounts	1,871	2,073
Inventories of crude oil and products	556	481
Materials, supplies and prepaid expenses	151	130
Deferred income tax assets	573	654

Total current assets	5,309	4,999

Investments and other long-term assets	104	94

Property, plant and equipment,	22,476	21,526
less accumulated depreciation and depletion	12,019	11,394

Property, plant and equipment (net)	10,457	10,132

Goodwill	204	204
Other intangible assets, net	67	153

TOTAL ASSETS	16,141	15,582

LIABILITIES
Current liabilities
Short-term debt	171	99
Accounts payable and accrued liabilities (10)	3,080	3,170
Income taxes payable	1,190	1,399
Current portion of long-term debt (9)	907	477

Total current liabilities	5,348	5,145

Long-term debt (9)	359	863
Other long-term obligations (10)	1,683	1,728
Deferred income tax liabilities	1,345	1,213

TOTAL LIABILITIES	8,735	8,949

SHAREHOLDERS’ EQUITY
Common shares at stated value (11) (a)	1,677	1,747
Earnings reinvested (12)	6,462	5,466
Accumulated other nonowner changes in equity (13)	(733)	(580)

TOTAL SHAREHOLDERS’ EQUITY	7,406	6,633

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	16,141	15,582

(a)	Number of common shares outstanding was 953 million (2005 — 998 million)
Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.
Approved by the directors February 01, 2007

/s/ T. J. Hearn	/s/ P. A. Smith
Chairman, president and	Controller and
chief executive officer	senior vice-president,
finance and administration

IMPERIAL OIL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
1. Basis of financial statement presentation
These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at December 31, 2006, and December 31, 2005, and the results of operations and changes in cash flows for the three and twelve months ending December 31, 2006 and 2005. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method.
All amounts are in Canadian dollars unless otherwise indicated.
2. Accounting change for Defined benefit Postretirement plans
Effective the year ending December 31, 2006, the company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 158 (SFAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106 and 132(R)”. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through other non-owner changes in equity. In 2006, the amounts recorded in other nonowner changes in equity for net actuarial losses and prior service cost are required by SFAS 158. For 2005 and 2004, SFAS 87 required an employer to recognize a liability in its balance sheet that was at least equal to the unfunded accumulated benefit obligation for defined benefit pension plans. The impact of adopting SFAS 158 is shown in the table below:

	Pre - SFAS 158 with	SFAS 158
	minimum pension liability	adoption	Post - SFAS
millions of dollars	adjustment	adjustments	158

Other intangible assets, net	73	(6)	67
Total assets	16,147	(6)	16,141

Other long-term obligations	990	693	1,683
Deferred income tax liabilities	1,557	(212)	1,345
Accumulated other nonowner changes in equity	(246)	(487)	(733)
Total liabilities and shareholders’ equity	16,147	(6)	16,141
3. Accounting change for Share-based Payments
Effective January 1, 2006, the company adopted the Financial Accounting Standards Board’s revised Statement of Financial Accounting Standards No. 123 (SFAS 123R), Share-based Payment. SFAS 123R requires compensation costs related to share-based payments to be recognized in the income statement over the requisite service period. The amount of the compensation costs is to be measured based on the grant-date fair value of the instrument issued. In addition, liability awards are to be remeasured each reporting period through settlement. SFAS 123R is effective for awards granted or modified after the date of adoption and for awards granted prior to that date that have not vested. In 2003, the company adopted a policy of expensing all share-based payments that is consistent with the provisions of SFAS 123R, and all prior years outstanding stock option awards have vested. SFAS 123R therefore does not materially change the company’s existing accounting practices or the amount of share-based compensation recognized in earnings.
The cumulative compensation expense associated with share-based payments made in 2005, 2004 and 2003 has been recognized in the income statement using the “nominal vesting period approach”. The full cost of awards given to employees who have retired before the end of the vesting period has been expensed. The use of a “non-substantive vesting period approach” based on the retirement eligibility age, is not significantly different from the nominal vesting period approach. The non-substantive vesting period approach is applicable to grants made after the adoption of SFAS 123R.

IMPERIAL OIL LIMITED
Share-based Incentive Compensation Programs
Incentive share units, deferred share units and restricted stock units
Incentive share units have value if the market price of the company’s common shares when the unit is exercised exceeds the market value when the unit was issued, as adjusted for any share splits. The issue price of incentive share units is the closing price of the company’s shares on the Toronto Stock Exchange on the grant date. Up to 50 percent of the units may be exercised after one year from issuance; an additional 25 percent may be exercised after two years; and the remaining 25 percent may be exercised after three years. Incentive share units are eligible for exercise up to 10 years from issuance. The units may expire earlier if employment is terminated other than by retirement, death or disability.
The deferred share unit plan is made available to selected executives and nonemployee directors. The selected executives can elect to receive all or part of their performance bonus compensation in units and the nonemployee directors can elect to receive all or part of their directors’ fees in units. The number of units granted to executives is determined by dividing the amount of the bonus elected to be received as deferred share units by the average of the closing prices of the company’s shares on the Toronto Stock Exchange for the five consecutive trading days immediately prior to the date that the bonus would have been paid. The number of units granted to a nonemployee director is determined at the end of each calendar quarter by dividing the amount of director’s fees for the calendar quarter that the nonemployee director elected to receive as deferred share units by the average closing price of the company’s shares for the five consecutive trading days immediately prior to the last day of the calendar quarter. Additional units are granted based on the cash dividend payable on the company’s shares divided by the average closing price immediately prior to the payment date for that dividend and multiplying the resulting number by the number of deferred share units held by the recipient, as adjusted for any share splits.
Deferred share units cannot be exercised until after termination of employment with the company or resignation as a director and must be exercised no later than December 31 of the year following termination or resignation. On the exercise date, the cash value to be received for the units is determined based on the average closing price of the company’s shares for the five consecutive trading days immediately prior to the date of exercise, as adjusted for any share splits.
Under the restricted stock unit plan, each unit entitles the recipient to the conditional right to receive from the company, upon exercise, an amount equal to the five-day average of the closing price of the company’s common shares on the Toronto Stock Exchange on and immediately prior to the exercise dates. Fifty percent of the units are exercised three years following the grant date, and the remainder are exercised seven years following the grant date. For units granted in 2002 to 2005, the exercise date has been changed from December 31 to December 4 for units exercised in 2006 and subsequent years. For units granted in 2002, 2003, 2004 and 2005 to be exercised subsequent to the company’s May 2006 three-for-one share split, the company has indicated that it will increase the cash payment or number of shares issued per unit, as the case may be, by the factor of three.
All units require settlement by cash payments with one exception. The restricted stock unit program was amended for units granted in 2003 and future years by providing that the recipient may receive one common share of the company per unit or elect to receive the cash payment for the units to be exercised in the seventh year following the grant date.
In accordance with SFAS 123R, the company accounts for these units by using the fair-value-based method. The fair value of awards in the form of incentive share, deferred share and restricted stock units is the market price of the stock, which is the same method of accounting as under SFAS 123. Under this method, compensation expense related to the units of these programs is measured each reporting period based on the company’s current share price and is recorded in the consolidated statement of income over the vesting period.
The following table summarizes information about these units for the twelve months ended December 31, 2006:

	Incentive	Deferred	Restricted
	share units (a)	share units (a)	stock units (a)
Outstanding at December 31, 2005	10,884,891	138,567	10,556,730
Granted	—	6,662	1,935,658
Exercised	(1,797,141)	(60,781)	(2,488,047)
Cancelled or adjusted	(16,500)	—	(7,951)

Outstanding at December 31, 2006	9,071,250	84,448	9,996,390

(a)	Reflects number of units granted after the share split in 2006, plus the number of units granted prior to the share split in 2006 as adjusted for the share splits that occurred in 1998 and 2006.

IMPERIAL OIL LIMITED
The compensation expense that has been charged against income for these programs was $70 million for the fourth quarter of 2006. There was a $42 million favourable adjustment to previously recorded compensation expenses for these programs in the fourth quarter of 2005. The compensation expense charged against income for these programs was $133 million and $238 million for the twelve months ended December 31, 2006 and 2005, respectively. Income tax benefit recognized in income related to this compensation expense was $35 million for the fourth quarter of 2006. Income tax expense associated with the favourable adjustment to compensation expense in the fourth quarter of 2005 was $24 million. Total income tax benefit recognized in income related to this compensation expense was $45 million and $127 million for the twelve months ended December 31, 2006 and 2005, respectively.
As of December 31, 2006, there was $265 million of total before-tax unrecognized compensation expenses related to nonvested restricted stock units based on the company’s share price at the end of the current reporting period. The weighted-average vesting period of nonvested restricted stock units is 3.9 years. All units under the incentive share and deferred share programs have vested as of December 31, 2006.
Incentive stock options
In April 2002, incentive stock options were granted for the purchase of the company’s common shares at an exercise price of $15.50 per share (adjusted to reflect the three-for-one share split). Up to 50 percent of the options may be exercised on or after January 1, 2003, a further 25 percent may be exercised on or after January 1, 2004, and the remaining 25 percent may be exercised on or after January 1, 2005. Any unexercised options expire after April 29, 2012. The company has not issued incentive stock options since 2002 and has no plans to issue incentive stock options in the future.
The company has purchased shares on the market to fully offset the dilutive effects from the exercise of stock options. The practice is expected to continue.
As permitted by SFAS 123, the company continues to apply the intrinsic-value-based method of accounting for the incentive stock options granted in April 2002. Under this method, compensation expense is not recognized on the issuance of stock options as the exercise price is equal to the market value at the date of grant. All incentive stock options have vested as of January 1, 2005.
The following table summarizes information about stock options for the twelve months ended December 31, 2006:

		Weighted-average
		Exercise	Remaining
		price	contractual
	Units (a)	(dollars) (b)	term (years)
Incentive stock options
Outstanding at December 31, 2005	6,135,000	15.50
Granted	—
Exercised	(628,335)	15.50
Cancelled or adjusted	21,000

Outstanding at December 31, 2006	5,527,665	15.50	5.3

(a)	Reflects number of units granted, as adjusted for any share splits.

(b)	Adjusted to reflect the three-for-one share split.
No compensation expense and no income tax benefit related to stock options were recognized for stock options in the twelve months ended December 31, 2006, and 2005. Cash received from stock option exercises for the twelve months ended December 31, 2006, was $10 million. The aggregate intrinsic value of stock options exercised in the twelve months ended December 31, 2006, was $18 million, and for the balance of outstanding stock options is $152 million.
4. Accounting change for purchases and sales of inventory with the same counterparty
Effective January 1, 2006, the company adopted the Emerging Issues Task Force (EITF) consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. In prior periods, the company recorded certain crude oil, natural gas, petroleum product and chemical sales and purchases contemporaneously negotiated with the same counterparty as revenues and purchases. As a result of the EITF consensus, the company’s accounts “operating revenue” and “purchases of crude oil and products” on the consolidated statement of income will be reduced by associated amounts with no impact on net income. All operating segments are affected by this change, with the largest impact in the petroleum products segment.

IMPERIAL OIL LIMITED
5. BUSINESS SEGMENTS

	Natural		Petroleum
Fourth quarter	Resources		Products		Chemicals
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	1,035	1,353	4,160	5,780	308	331
Intersegment sales	895	957	480	606	90	110
Investment and other income	46	251	61	19	—	—

	1,976	2,561	4,701	6,405	398	441

EXPENSES
Exploration (b)	14	6	—	—	—	—
Purchases of crude oil and products	640	770	3,500	5,009	283	317
Production and manufacturing	496	565	290	306	42	50
Selling and general	3	30	267	314	18	22
Federal excise tax	—	—	320	312	—	—
Depreciation and depletion	141	163	61	56	2	3
Financing costs	2	—	8	—	—	—

TOTAL EXPENSES	1,296	1,534	4,446	5,997	345	392

INCOME BEFORE INCOME TAXES	680	1,027	255	408	53	49
INCOME TAXES	72	356	41	145	18	17

NET INCOME	608	671	214	263	35	32

Export sales to the United States	396	492	144	224	185	198
Cash flows from (used in) operating activities	972	824	60	520	61	17
CAPEX (b)	243	233	83	148	4	7

	Corporate
Fourth quarter	and Other		Eliminations		Consolidated
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	5,503	7,464
Intersegment sales	—	—	(1,465)	(1,673)	—	—
Investment and other income	21	9	—	—	128	279

	21	9	(1,465)	(1,673)	5,631	7,743

EXPENSES
Exploration (b)	—	—	—	—	14	6
Purchases of crude oil and products	—	—	(1,464)	(1,673)	2,959	4,423
Production and manufacturing	—	—	(1)	—	827	921
Selling and general	105	(67)	—	—	393	299
Federal excise tax	—	—	—	—	320	312
Depreciation and depletion	—	1	—	—	204	223
Financing costs	8	—	—	—	18	—

TOTAL EXPENSES	113	(66)	(1,465)	(1,673)	4,735	6,184

INCOME BEFORE INCOME TAXES	(92)	75	—	—	896	1,559
INCOME TAXES	(29)	25	—	—	102	543

NET INCOME	(63)	50	—	—	794	1,016

Export sales to the United States	—	—	—	—	725	914
Cash flows from (used in) operating activities	(34)	(65)	—	—	1,059	1,296
CAPEX (b)	11	14	—	—	341	402

(a)	Includes crude oil sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

	Natural		Petroleum
Twelve months to December 31	Resources		Products		Chemicals
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	4,619	4,702	18,527	21,793	1,359	1,302
Intersegment sales	3,837	3,487	2,256	2,224	345	363
Investment and other income	111	331	105	60	—	—

	8,567	8,520	20,888	24,077	1,704	1,665

EXPENSES
Exploration (b)	32	43	—	—	—	—
Purchases of crude oil and products	2,841	2,837	16,178	19,212	1,209	1,191
Production and manufacturing	1,994	1,931	1,266	1,203	189	195
Selling and general	13	36	1,018	1,096	76	81
Federal excise tax	—	—	1,274	1,278	—	—
Depreciation and depletion	584	651	233	230	11	12
Financing costs	2	—	6	2	—	—

TOTAL EXPENSES	5,466	5,498	19,975	23,021	1,485	1,479

INCOME BEFORE INCOME TAXES	3,101	3,022	913	1,056	219	186
INCOME TAXES	725	1,014	289	362	76	65

NET INCOME	2,376	2,008	624	694	143	121

Export sales to the United States	1,936	1,633	869	856	793	750
Cash flows from (used in) operating activities	3,024	2,440	507	799	161	94
CAPEX (b)	787	937	361	478	13	19
Total assets as at December 31	7,513	7,289	6,450	6,257	504	500
Capital employed as at December 31	4,080	3,905	3,285	3,037	241	281

	Corporate
Twelve months to December 31	and Other		Eliminations		Consolidated
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	24,505	27,797
Intersegment sales	—	—	(6,438)	(6,074)	—	—
Investment and other income	67	26	—	—	283	417

	67	26	(6,438)	(6,074)	24,788	28,214

EXPENSES
Exploration (b)	—	—	—	—	32	43
Purchases of crude oil and products	—	—	(6,435)	(6,072)	13,793	17,168
Production and manufacturing	—	—	(3)	(2)	3,446	3,327
Selling and general	177	364	—	—	1,284	1,577
Federal excise tax	—	—	—	—	1,274	1,278
Depreciation and depletion	3	2	—	—	831	895
Financing costs	20	6	—	—	28	8

TOTAL EXPENSES	200	372	(6,438)	(6,074)	20,688	24,296

INCOME BEFORE INCOME TAXES	(133)	(346)	—	—	4,100	3,918
INCOME TAXES	(34)	(123)	—	—	1,056	1,318

NET INCOME	(99)	(223)	—	—	3,044	2,600

Export sales to the United States	—	—	—	—	3,598	3,239
Cash flows from (used in) operating activities	(105)	118	—	—	3,587	3,451
CAPEX (b)	48	41	—	—	1,209	1,475
Total assets as at December 31	2,145	1,959	(471)	(423)	16,141	15,582
Capital employed as at December 31	1,292	908	—	—	8,898	8,131

(a)	Includes crude oil sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED
6. Investment and other income
Investment and other income includes gains and losses on asset sales as follows:

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2006	2005	2006	2005

Proceeds from asset sales	58	326	212	440
Book value of assets sold	9	67	78	96

Gain/(loss) on asset sales, before tax	49	259	134	344

Gain/(loss) on asset sales, after tax	35	171	96	233

7. Employee retirement benefits
The components of net benefit cost included in production and manufacturing and selling and general expenses in the consolidated statement of income are as follows:

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2006	2005	2006	2005

Pension benefits:
Current service cost	25	21	100	86
Interest cost	59	59	238	239
Expected return on plan assets	(74)	(65)	(299)	(257)
Amortization of prior service cost	5	7	20	25
Recognized actuarial loss	28	20	114	83

Net benefit cost	43	42	173	176

Other post-retirement benefits:
Current service cost	2	1	8	7
Interest cost	5	6	23	24
Recognized actuarial loss	2	3	8	7

Net benefit cost	9	10	39	38

8. Financing costs

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2006	2005	2006	2005

Debt related interest	17	13	63	45
Capitalized interest	(11)	(14)	(48)	(41)

Net interest expense	6	(1)	15	4
Other interest	12	1	13	4

Total financing costs	18	—	28	8

9. Long-term debt

			As at	As at
			Dec.31	Dec.31
			2006	2005
Issued	Maturity date	Interest rate	millions of dollars

2003	$250 million due May 26, 2007 and
	$250 million due August 26, 2007	Variable	—	500
2003	January 19, 2008	Variable	318	318

Long-term debt			318	818
Capital leases			41	45

Total long-term debt (a)			359	863

(a)	These amounts exclude that portion of long-term debt totalling $907 million (December 31, 2005 — $477 million), which matures within one year and is included in current liabilities.

IMPERIAL OIL LIMITED
10. Other long-term obligations

	As at	As at
	Dec.31	Dec.31
millions of dollars	2006	2005

Employee retirement benefits (a)	1,017	1,152
Asset retirement obligations and other environmental liabilities (b)	438	423
Other obligations	228	153

Total other long-term obligations	1,683	1,728

(a)	Total recorded employee retirement benefits obligations also include $51 million in current liabilities (December 31, 2005 — $47 million).

(b)	Total asset retirement obligations and other environmental liabilities also include $97 million in current liabilities (December 31, 2005 — $76 million).
11. Common shares

	As at	As at
	Dec.31	Dec.31
thousands of shares	2006	2005

Authorized (prior period data have not been restated)	1,100,000	450,000
Common shares outstanding	952,988	997,874
Effective May 23, 2006, the issued common shares of the company were split on a three-for-one basis and the number of authorized shares was increased from 450 million to 1,100 million. The prior period number of shares outstanding and shares purchased, as well as net income and dividends per share, have been adjusted to reflect the three-for one split.
In 1995 through 2005, the company purchased shares under eleven 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2006, another 12-month normal course program was implemented with an allowable purchase of up to 48.8 million shares (five percent of the total on June 21, 2006), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 - 2004	697.6	6,840

2005 - Fourth quarter	11.5	428
- Full year	52.5	1,795

2006 - Fourth quarter	9.9	413
- Full year	45.5	1,818

Cumulative purchases to date	795.6	10,453
Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.
The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of earnings reinvested.

IMPERIAL OIL LIMITED
The following table provides the calculation of net income per common share:

			Twelve months
	Fourth quarter		to December 31
	2006	2005	2006	2005

Net income per common share — basic
Net income (millions of dollars)	794	1,016	3,044	2,600

Weighted average number of common shares outstanding (millions of shares)	958.4	1,003.7	975.1	1,024.1

Net income per common share (dollars)	0.83	1.00	3.12	2.54

Net income per common share — diluted
Net income (millions of dollars)	794	1,016	3,044	2,600

Weighted average number of common shares outstanding (millions of shares)	958.4	1,003.7	975.1	1,024.1
Effect of employee stock-based awards (millions of shares)	4.6	4.2	4.5	4.2

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	963.0	1,007.9	979.6	1,028.3

Net income per common share (dollars)	0.83	1.00	3.11	2.53
12. Earnings reinvested

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2006	2005	2006	2005

Earnings reinvested at beginning of period	6,138	4,938	5,466	4,889
Net income for the period	794	1,016	3,044	2,600
Share purchases in excess of stated value	(394)	(408)	(1,737)	(1,703)
Dividends	(76)	(80)	(311)	(320)

Earnings reinvested at end of period	6,462	5,466	6,462	5,466

13. Nonowner changes in shareholders’ equity

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2006	2005	2006	2005

Net income	794	1,016	3,044	2,600
Other nonowner changes in equity (a)	(153)	(212)	(153)	(212)

Total nonowner changes in shareholders’ equity	641	804	2,891	2,388

(a)	In 2006, amounts recorded represented net actuarial losses and prior service cost for defined benefit postretirement plans required by SFAS 158. In 2005, amounts recorded represented minimum pension liability adjustment required by SFAS 87.

IMPERIAL OIL LIMITED

			Twelve months
OPERATING STATISTICS (unaudited)	Fourth quarter		to December 31
	2006	2005	2006	2005

GROSS CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	29	37	31	38
Cold Lake	142	144	152	139
Syncrude	76	56	65	53

Total crude oil production	247	237	248	230
Natural gas liquids (NGLs) available for sale	20	30	24	31

Total crude oil and NGL production	267	267	272	261

NET CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	21	28	23	29
Cold Lake	123	137	127	124
Syncrude	68	56	58	53

Total crude oil production	212	221	208	206
Natural gas liquids (NGLs) available for sale	16	24	19	25

Total crude oil and NGL production	228	245	227	231

COLD LAKE BLEND SALES (thousands of barrels a day)	186	189	198	183
NGL SALES (thousands of barrels a day)	33	48	29	39

NATURAL GAS (millions of cubic feet a day)
Production (gross)	529	579	556	580
Production (net)	468	507	496	514
Sales	494	543	513	536

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	60.73	66.04	68.58	64.48
NGL realizations (a barrel)	40.61	48.69	40.75	40.00
Natural gas realizations (a thousand cubic feet)	6.68	12.35	7.24	9.00
Par crude oil price at Edmonton (a barrel)	65.27	72.21	73.75	69.86
Heavy crude oil at Hardisty (Bow River, a barrel)	46.64	43.62	51.90	45.62

PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	33.4	33.9	32.7	33.4
Heating, diesel and jet fuels	26.5	27.0	26.4	26.9
Heavy fuel oils	5.5	6.8	5.1	6.0
Lube oils and other products	7.4	7.9	7.7	7.6

Net petroleum products sales	72.8	75.6	71.9	73.9

TOTAL REFINERY THROUGHPUT (thousands of barrels a day)	456	479	442	466
REFINERY CAPACITY UTILIZATION (percent)	91	95	88	93

PETROCHEMICAL SALES (thousands of tonnes a day)	2.9	2.7	3.0	3.0

IMPERIAL OIL LIMITED

			Twelve months
SHARE OWNERSHIP, TRADING AND PERFORMANCE (unaudited)	Fourth quarter		to December 31
	2006	2005	2006	2005

RETURN ON AVERAGE CAPITAL EMPLOYED (a) (percent)			35.9	32.6

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY (percent)			43.5	40.2

INTEREST COVERAGE RATIO — EARNINGS BASIS (times covered)			66.1	88.1

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	958,378	1,003,747	975,128	1,024,119
At December 31			952,988	997,874
Number of shareholders At December 31			13,561	14,096

SHARE PRICES (b)
Toronto Stock Exchange (Canadian dollars)
High	44.80	45.39	45.20	45.79
Low	34.31	32.28	34.31	22.50
Close at December 31			42.93	38.47

American Stock Exchange (U.S. dollars)
High	38.93	38.93	40.38	39.14
Low	29.99	27.47	29.99	18.27
Close at December 31			36.83	33.20

(a)	Return on capital employed is the net income excluding the after-tax net interest expense divided by the average beginning and ending capital employed.

(b)	Adjusted to reflect the three-for-one share split